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                                                                     Exhibit 5.1

                    [LETTERHEAD OF SULLIVAN & WORCESTER LLP]

                                                              December 5, 2001

Five Star Quality Care, Inc.
400 Centre Street
Newton, Massachusetts 02458

         Re: REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-69846)
             REGARDING THE REGISTRATION OF 4,352,170 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE
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Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), by Five Star Quality Care, Inc., a Maryland corporation (the "Company"), of 4,352,170 shares of its common stock, par value $.01 per share (the "Common Shares"), the following opinion is furnished to the Company to be filed with the Securities and Exchange Commission (the "Commission") as
Exhibit 5.1 to the Company's registration statement on Form S-1, Registration No. 333-69846 (the "Registration Statement"). The Registration Statement describes the distribution of the Common Shares by Senior Housing Properties Trust, a Maryland real estate investment trust ("Senior Housing"), to the holders of Senior Housing common shares of beneficial interest, including HRPT Properties Trust, who will in turn distribute the Common Shares to holders of HRPT Properties Trust common shares of beneficial interest (the "Distribution").

         We have acted as counsel to the Company in connection with the Distribution, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the form of transaction agreement to be entered into by the Company, Senior Housing and other parties in connection with the Distribution, the Company's articles of amendment and restatement and the amended and restated bylaws currently in effect, and such corporate records, certificates and statements of officers of the Company, of the Company's accountants and of public officials, and such other documents as we have considered necessary in order to furnish the opinion hereinafter set forth.

         We express no opinion herein as to the laws of any jurisdiction other than the Commonwealth of Massachusetts and the federal law of the United States, and we express no opinion as to state securities or blue sky laws. Insofar as this opinion involves matters of Maryland law, we have, with your permission, relied solely upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP, a copy of which is being filed herewith as Exhibit 5.2 to the

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Five Star Quality Care, Inc.
December 5, 2001
Page 2

Registration Statement, and our opinion is subject to the exceptions, assumptions, qualifications and limitations therein expressed.

         Based upon and subject to the foregoing, we are of the opinion that, when issued in the Distribution, the Common Shares distributed will be duly authorized, validly issued, fully paid and nonassessable by the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                           Very truly yours,

                                           /s/ Sullivan & Worcester LLP

                                           SULLIVAN & WORCESTER LLP